                                                                     EXHIBIT 4.4


                  FORM OF NONQUALIFIED STOCK OPTION AGREEMENT
                         FOR NON-EMPLOYEE DIRECTORS OF
                       PITTENCRIEFF COMMUNICATIONS, INC.


 1. Grant of Option. Pursuant to the Pittencrieff Communications, Inc. [1994] [1996] Non-Employee Director Stock Option Plan (the "Plan") for non-employee directors of Pittencrieff Communications, Inc. (the "Company"), the Company grants to

                 __________________________________________
                            (the "Option Holder")

a nonqualified option to purchase from the Company a total of ________ shares of Common Stock, $.01 par value, of the Company at $____________ per share (being the closing price per share of the Common Stock on the date of this grant), in the amounts, during the periods and upon the terms and conditions set forth in this Agreement. This option is not intended to constitute an
incentive stock option within the meaning of I.R.C. Section   422.

 2. Time of Exercise. Except only as specifically provided elsewhere in this Agreement, this option is exercisable in the following cumulative installments:

 First installment. Up to 25% of the total optioned shares at any time after one year from the date of grant.

 Second installment. Up to an additional 25% of the total optioned shares at any time after two years from the date of grant.

 Third installment. Up to an additional 25% of the total optioned shares at any time after three years from the date of grant.

 Fourth installment. Up to an additional 25% of the total optioned shares at any time after four years from the date of grant.

 If an installment covers a fractional share, such installment will be rounded off to the next highest share, except the final installment, which will be for the balance of the total optioned shares. In the event of the Option Holder's termination of service as a non-employee director for whatever cause, this option will be exercisable only to the extent that the Option Holder could have exercised it on the date of his termination of service as a non-employee director.

 3. Exercise of Option. The exercise of this option shall entitle the Option Holder to purchase shares of Common Stock of the Company.

 4. Subject to Plan. This option and the grant and exercise thereof are subject to the terms and conditions of the Plan, which is incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, this option is subject to any rules and regulations promulgated pursuant to the Plan, now or hereafter in effect.

 5. Term.  This option will terminate at the first of the following:

 (a) 5 p.m. on _________________________, 19__.

 (b) 5 p.m. on the date six months following the date of the Option Holder's death.

 (c) 5 p.m. on the date the Option Holder's service as a non-employee director with the Company terminates for reasons of dishonesty, whether in the course of his service as a non-employee director or otherwise, or for assisting a competitor without permission, or for interfering with the Company's relationship with a customer, or for any similar action (hereinafter collectively referred to as "disloyalty").

 (d) 5 p.m. on the date three months following the date the Option Holder's service as a non-employee director with the Company terminates for a reason other than death or disloyalty.

 6. Who May Exercise. During the lifetime of the Option Holder, this option may be exercised only by the Option Holder. If the Option Holder dies prior to the termination date specified in Section 5 hereof without having exercised this option as to all of the shares covered hereby, this option may be exercised to the extent the Option Holder could have exercised this option on the date of his death at any time prior to the earlier of the dates specified in Section 5(a) and (b) hereof by the Option Holder's estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Option Holder, subject to the other terms of this Agreement, the Plan and applicable laws, rules and regulations.

 7. Restrictions on Exercise.  This option:

 (a) may be exercised only with respect to full shares and no fractional share of stock shall be issued;

 (b) to furnish or execute such documents as the Company in its discretion shall deem necessary (i) to evidence such exercise, in whole or in part, of the option evidenced by this Agreement, (ii) to determine whether registration is then required under the Securities Act of 1933, or any other law, as then in effect, and (iii) to comply with or satisfy the requirements of the Securities Act of 1933, or any other law, as then in effect.

 The Company must receive full payment in United States dollars of the option exercise price within five business days after the date the Company receives the Notice, unless the Committee extends the time of payment. In addition, the Option Holder shall tender payment of the amount as may be requested pursuant to Section 15 hereof by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of the exercise of the option.

 9. Non-Assignability. This option is not assignable or transferable by the Option Holder except by will or by the laws of descent and distribution.

 10. Rights of Shareholder. The Option Holder will have no rights as a shareholder with respect to any shares covered by this option until the issuance of a certificate or certificates to the

Option Holder for the shares. Upon exercise of this option the Option Holder shall have the same rights with respect to the shares of Common Stock he purchases by such exercise as any other shareholder of Common Stock of the Company. Except as otherwise provided in Section 11 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

 11. Capital Adjustments; Antidilution. The number of shares of Common Stock covered by this option, and the option price thereof, shall be subject to such adjustment as the Board of Directors of the Committee deems appropriate to reflect any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation, or the like, of or by the Company.

 In the event the Company shall be a party to any merger, consolidation, or corporate reorganization, as the result of which the Company shall be the surviving corporation, the rights and duties of the Option Holder and the Company shall not be affected in any manner. In the event the Company shall sell all or substantially all of its assets or shall be a party to any merger, consolidation, or corporate reorganization, as the result of which the Company shall not be the surviving corporation, or in the event any other person or entity may make a tender or exchange offer for stock of the Company whereby such other person or entity would own more than 30% of the outstanding Common Stock of the Company (the surviving corporation, purchaser, or tendering corporation being collectively referred to as the "purchaser", and the transaction being collectively referred to as the "transaction"), then the Company (a) may, at its election, reach an agreement with the purchaser that the purchaser will assume the obligations of the Company under the option evidenced by this Agreement; (b) may, at its election, reach an agreement with the purchaser that the purchaser will convert the option evidenced by this Agreement into an option of at least equal value as to stock of the purchaser; or (c) shall, if agreements referred to in clauses (a) or (b) above are not reached, not later than twenty days prior to the effective date of such transaction, notify the Option Holder that his option evidenced by this Agreement is accelerated and afford to the Option Holder a right for ten days after the date of such notice to exercise any then unexercised portion of the option evidenced by this Agreement whether or not such option shall then be exercisable under the terms of this Agreement.
Within such ten-day period, the Option Holder may exercise any portion of the option as he may desire and deposit with the Company the requisite cash to purchase in full and not in installments the Common Stock thereby exercised in which case the Company shall, prior to the effective date of the transaction, issue all Common Stock thus exercised, which shall be treated as issued stock for purposes of the transaction.

 12. Law Governing. This Agreement is intended to be performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of such State.

 13. Date of Grant. The date of grant of this option is ___________________, 19__.

 14. Shareholder Approval. This option is subject to the approval of the Plan, prior to June 1, 1995, by the shareholders of the Company. Subject to such approval, this option is effective on the date of grant specified in Section 13 hereof. If the Plan is not so approved, this option will be of no effect. No portion of this option may be exercised prior to such approval.

 15. Withholding. It shall be a condition to the obligation of the Company to issue or transfer shares of stock upon exercise of this option that the Option Holder pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of the exercise of this option. If the amount requested is not paid, the Company may refuse to issue or transfer shares of stock upon exercise of this option. IN WITNESS

 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Option Holder, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 13 hereof.

                        PITTENCRIEFF COMMUNICATIONS, INC.


                        By:___________________________________________________

                        Name:_________________________________________________

                        Title:________________________________________________


                        ______________________________________________________
                        _______________________________________, Option Holder